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                                                                   EXHIBIT 10.38

[LEAP LOGO]

March 7, 2001

Daniel O. Pegg
[Home Address]

               Re:    Change in Control Agreement

Dear Dan:

                Leap Wireless International, Inc., a Delaware corporation ("Leap"), considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. In connection with this, Leap's Board of Directors (the "Board") and the Compensation Committee of the Board (the "Compensation Committee") recognize that, as is the case with many publicly held corporations, the possibility of a change in control of Leap may exist and that the uncertainty and questions that it may raise among management could result in the departure or distraction of management personnel to the detriment of Leap and its stockholders.

                The Board and the Compensation Committee have decided to reinforce and encourage the continued attention and dedication of members of Leap's management, including yourself, to their assigned duties without the distraction arising from the possibility of a change in control of Leap.

                In order to induce you to remain in the employ of Leap and its direct and indirect, majority-owned subsidiaries (collectively, the "Company"), Leap hereby agrees that after this letter agreement (this "Agreement") has been fully executed and delivered by Leap and you, you shall be entitled to receive the benefits set forth in this Agreement. You will be entitled to receive the benefits described in Section 3 of this Agreement in the event of certain Changes in Control (as defined in Section 2 of this Agreement). Also, in the event your employment with the Company is terminated under the circumstances described in Section 4 of this Agreement, you will be entitled to receive the benefits set forth in Section 5 of this Agreement. Upon the execution and delivery of this Agreement, any prior severance agreement between you and the Company shall terminate and be of no further force or effect.

                1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through December 31, 2002; provided, however, that commencing on January 1, 2003 and on each January 1 thereafter, the term of this Agreement

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shall be automatically extended for one additional year unless, not later than
June 30 of the preceding calendar year, Leap shall have given notice that it does not wish to extend this Agreement; provided, further, that if a Change in Control occurs, or Leap enters into an agreement that provides for a Change in Control, during the original or any extended term of this Agreement, the term of this Agreement shall continue in effect for a period of not less than two (2) years following the month in which such Change in Control occurs or such agreement terminates.

                2. Change in Control. No benefits shall be payable under Section 3 or 5 of this Agreement unless there has been a Change in Control. For purposes of this Agreement, a Change in Control shall occur if:

                        (a) any Person (as defined below) is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of Leap representing not less than 35%. For purposes of this Agreement, (A) the term "Person" is used as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided, however, the term shall not include Leap, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and any corporation owned, directly or indirectly, by the stockholders of Leap, in substantially the same proportions as their ownership of stock of Leap, and (B) the term "Beneficial Owner" shall have the meaning given to such term in Rule 13d-3 under the Exchange Act;

                        (b) the Continuing Directors (as defined below) cease for any reason to constitute at least a majority of the Board. For purposes of this Agreement, "Continuing Directors" shall mean: (i) persons who are members of the Board on the date hereof, and (ii) any new director (other than a director designated by a person who has entered into an agreement with Leap to effect a transaction described in
        Section 2(a), (c) or (d) of this Agreement) whose election by the Board or nomination for election by Leap's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose election or nomination for election was previously so approved as provided in this Section 2(b);

                        (c) Leap merges or consolidates with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of Leap outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 60% of the combined voting power of the voting securities of Leap or such surviving entity outstanding immediately after such merger or consolidation; or

                        (d) the stockholders of Leap approve a plan of complete liquidation of Leap or an agreement for the sale or disposition by Leap of all or substantially all of Leap's assets.



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                3. Acceleration of Options and Other Stock-Based Awards.

                        (a) Partial Acceleration. During the term of this Agreement, if any of the events described in Section 2 constituting a Change in Control shall have occurred which Change of Control was not approved by a vote of a majority of the board of directors of Leap, and you are employed by the Company at any time during the period commencing 90 days prior to such Change in Control (or, if earlier, commencing on the date on which Leap enters into an agreement that provides for such Change in Control), and ending on such Change in Control, then: (i) immediately prior to such Change in Control: (A) each of your Unvested Awards (as defined below) shall become immediately vested and exercisable as to 50% of the shares subject to such Unvested Award (or each installment thereof), and all repurchase, transfer and other restrictions with respect to the stock issued pursuant to each of your Unvested Awards (or each installment thereof) shall immediately lapse and terminate as to 50% of the shares, and (B) all of your Deferred Compensation (as defined below) shall become immediately vested as to all amounts deferred thereunder, and (ii) upon the first anniversary of such Change in Control, if you are then employed by the Company, your Unvested Awards shall become immediately vested and exercisable as to all shares subject thereto, and all repurchase, transfer and other restrictions with respect to the stock issued pursuant to your Unvested Awards shall immediately lapse and terminate as to all shares subject thereto.

                        (b) Continuation of Awards. If Leap enters into an agreement that provides for any of the events described in Section 2 constituting a Change in Control, and you are employed by the Company on the date Leap enters into such agreement, then, notwithstanding any contrary terms thereof, your Awards and your Deferred Compensation shall remain outstanding (except to the extent such Awards or Deferred Compensation are exercised by you or distributed to you) and shall not be subject to forfeiture, repurchase, termination or expiration until such Change in Control occurs or such agreement terminates.

                        (c) Early Termination of Awards. During the term of this Agreement, if any of the events described in Section 2 constituting a Change in Control shall have occurred, and you are employed by the Company at any time during the period commencing 90 days prior to the Change in Control (or, if earlier, commencing on the date on which Leap enters into an agreement that provides for such Change in Control), and ending on the Change in Control, and your Unvested Awards shall terminate or be cancelled upon, as result of, or in connection with, such Change in Control, then immediately prior to such termination or cancellation of your Unvested Awards, your Unvested Awards shall become immediately vested and exercisable as to all shares subject thereto, and all repurchase, transfer and other restrictions with respect to the stock issued pursuant to your Unvested Awards shall immediately lapse and terminate as to all shares subject thereto.

                        (d) Definitions. For purposes of this Agreement, (i) your "Awards" as of any date shall mean your stock options, stock appreciation rights, restricted stock, deferred stock and other stock-based awards under the Company's stock option, incentive or other similar plans or under agreements with the Company (or stock options, stock appreciation rights, restricted stock, deferred stock or other stock-based awards substituted therefor) that are outstanding on such date, (ii) your "Unvested Awards" as of any date shall mean the portion or portions of your Awards that are unvested or unexercisable, or with



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respect to which the stock issued pursuant thereto is subject to repurchase, transfer or other restrictions, on such date, and (iii) your "Deferred Compensation" as of any date means your deferred compensation under the Company's nonqualified deferred compensation plans or agreements.

                4. Termination of Employment.

                (a) General. During the term of this Agreement, if any of the events described in Section 2 constituting a Change in Control shall have occurred, you shall be entitled to the benefits provided in Section 5 in the event of the termination of your employment with the Company, if: (i) the Date of Termination occurs during the term of this Agreement and within the period commencing 90 days prior to such Change in Control (or, if earlier, commencing on the date on which Leap enters into an agreement providing for such Change in Control) and ending one year after the date of such Change in Control occurs (the "Change in Control Period"), (ii) such termination of employment is by the Company other than for Cause (as defined in Section 4(b)), or by you for Good Reason (as defined in Section 4(c)), and (iii) you execute and deliver to the Company a General Release, substantially in the form of Exhibit A attached hereto (the "General Release"), in accordance with Section 4(f), and such General Release shall become irrevocable in accordance with the terms thereof.

                (b) Cause. For purposes of this Agreement, the termination of your employment by the Company for "Cause" shall mean termination: (i) upon your willful and continued failure substantially to perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after your issuance of a Notice of Termination (as defined in Section 4(d)) for Good Reason), after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, (ii) upon your willful and continued failure substantially to follow and comply with the specific and lawful directives of the Board, as reasonably determined by the Board (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after your issuance of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, (iii) upon your willful commission of an act of fraud or dishonesty resulting in material and demonstrable damage to the Company, or (iv) upon your willful engagement in illegal conduct or gross misconduct that is materially and demonstrably damaging to the Company. For purposes of this Section 4(b), no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith. Notwithstanding the foregoing, your employment shall not be deemed terminated for "Cause" pursuant to this Section 4(b) unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board (after reasonable notice to you, an opportunity for you, together with your counsel, to be heard before the Board and a reasonable opportunity to cure (provided such conduct is capable of being cured)), finding that, in the Board's good faith opinion, you have committed the conduct set forth above in this Section 4(b) and specifying the particulars thereof in reasonable detail.



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                (c) Good Reason. For purposes of this Agreement, "Good Reason"
shall mean, without your express written consent, the occurrence of any of the following circumstances unless such circumstances are cured (provided such circumstances are capable of being cured) prior to the Date of Termination (as defined in Section 4(e)) specified in the Notice of Termination given in respect thereof: (i) the assignment to you of any duties inconsistent with the position in the Company that you held immediately prior to the Change in Control Period, a significant adverse alteration in the nature or status of your responsibilities or the conditions of your employment with the Company from those in effect immediately prior to such Change in Control Period, the cessation of your position with the Company as an officer of a publicly-held company, or any other action that results in a material diminution in your position, authority, title, duties or responsibilities with the Company during the Change in Control Period; (ii) the Company's reduction of your annual base salary as in effect on the date hereof or as the same may be increased from time to time thereafter; (iii) the relocation of the Company's offices at which you are principally employed to a location more than thirty (30) miles from the location at which you are principally employed immediately prior to the date of the Change in Control Period; (iv) the Company's failure to pay to you any portion of your current compensation or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Company within seven (7) days of the date such compensation is due; (v) the Company's failure to continue in effect any material compensation or benefit plan in which you participate immediately prior to the Change in Control Period, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the Company's failure to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as in effect immediately prior to the Change in Control Period; (vi) the Company's failure to continue to provide you with benefits substantially similar in the aggregate to those enjoyed by you under any of the Company's life insurance, medical, health and accident, disability, pension, retirement, or other benefit plans in which you and your eligible family members were participating immediately prior to the Change in Control Period, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect immediately prior to the Change in Control Period; (vii) the Company's failure to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 6 hereof; or (viii) the continuation or repetition, after written notice of objection from you, of harassing or denigrating treatment of you by the Company inconsistent with your position with the Company. Your right to terminate your employment with the Company pursuant to this Section 4(c) shall not be affected by your incapacity due to physical or mental illness. Your continued employment with the Company shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

                (d) Notice of Termination. Any purported termination of your employment by the Company or by you (other than termination due to death, which shall terminate your employment automatically) shall be communicated by Notice of Termination to the other party



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hereto in accordance with Section 7. "Notice of Termination" shall mean a written notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of employment under the provision so indicated.

                (e) Date of Termination. For purposes of this Agreement, "Date of Termination" shall mean: (i) if your employment is terminated due to your death, the date of your death; or (ii) if your employment is terminated by the Company or by you (other than due to your death), the date specified in the Notice of Termination (which, in the case of a termination by the Company for Cause shall not be less than thirty (30) days after the date such Notice of Termination is given, and in the case of a termination by you for Good Reason shall not be less than fifteen (15) nor more than sixty (60) days after the date such Notice of Termination is given). Notwithstanding anything to the contrary contained in this Section 4(e), if within fifteen (15) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, then the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, or otherwise; provided, however, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence; provided, further, that if the date specified in the Notice of Termination occurs during the term of this Agreement and during the Change in Control Period, the Date of Termination shall not be extended under this sentence beyond the term of this Agreement or the last day of the Change in Control Period.

                (f) General Release. In consideration of, and as a condition to receiving, the benefits to be provided to you under Sections 5(b), (c), (d), (e) and (f), you shall execute and deliver to the Company the General Release on or after the Date of Termination and not later than twenty-one (21) days after your Date of Termination (or, in the event that the termination of your employment with the Company is in connection with an exit incentive or other employment termination program offered to a group or class of employees, not later than forty-five (45) days after your Date of Termination (or, if later, the date are provided with the information provided in accordance with Section 3(f) of the General Release). In the event that you fail to execute and deliver to the Company the General Release in accordance with this Section 4(f), or you revoke the General Release in accordance with the terms thereof, you shall not receive the benefits under Sections 5(b), (c), (d), (e) and (f).

                5. Benefits upon Termination of Employment on or after a Change in Control. In the event that your employment with the Company terminates under the circumstances described in Section 4, you shall be entitled to the benefits described below:

                (a) Leap shall pay to you your full base salary, when due, through the Date of Termination at the rate in effect at the time Notice of Termination is given, at the time specified in Section 5(g), plus all other amounts to which you are entitled under any compensation or benefit plan of the Company at the time such payments or benefits are due.

                (b) In lieu of any further salary or other payments to you for periods subsequent to the Date of Termination, Leap shall pay to you, at the time specified in Section



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5(g), a lump sum severance payment (the "Severance Payment") equal to the sum of: (i) one times your annual base salary as in effect as of the Date of Termination or immediately prior to the Change in Control, whichever is greater, and (ii) one times your targeted annual bonus as in effect as of the Date of Termination or immediately prior to the Change in Control, whichever is greater.

                (c) Effective immediately prior to your Date of Termination (or, if your termination of employment occurs prior to the Change in Control, immediately prior to such Change in Control), your Unvested Awards shall become immediately vested and exercisable as to all shares subject thereto, and all repurchase, transfer and other restrictions with respect to the stock issued pursuant to your Unvested Awards shall immediately lapse and terminate as to all shares subject thereto.

                (d) Leap shall furnish you for six (6) years following the Date of Termination (without reference to whether the term of this Agreement continues in effect) with directors' and officers' liability insurance insuring you against insurable events which occur or have occurred while you were a director or officer of Leap, such insurance to have policy limits aggregating not less than the amount in effect as of the Date of Termination or immediately prior to the Change in Control, whichever is greater, and otherwise to be in substantially the same form and to contain substantially the same terms, conditions and exceptions as the liability issuance policies provided for officers and directors of Leap in force from time to time; provided, however, that such terms, conditions and exceptions shall not be, in the aggregate, materially less favorable to you than those in effect on the date hereof; and provided, further, that if the aggregate annual premiums for such insurance at any time during such period exceed one hundred and fifty percent (150%) of the per annum rate of premium paid by Leap on the date hereof for such insurance, then Leap shall provide the maximum coverage that will then be available at an annual premium equal to one hundred and fifty percent (150%) of such rate.

                (e) For a twelve (12) month period after such termination of employment, Leap shall continue to provide you and your eligible family members, based on the cost sharing arrangement between you and Leap on the date of your termination of employment or the date of the Change in Control, whichever provides more favorable benefits to you, with medical and dental benefits at least equal to those which would have been provided to you and them if your employment had not been terminated or, if more favorable to you, as in effect under the Company's medical and dental benefit plans covering executive officers of the Company at any time thereafter; provided, however, that if you become re-employed with another employer and are eligible to receive medical and dental benefits under such other employer's plans, Leap's obligations under this
Section 5(e) shall be reduced to the extent comparable benefits are actually received by you during the twelve (12) month period following your termination of employment, and any such benefits actually received by you shall be reported to Leap. In the event you are ineligible under the terms of the Company's plans to continue to be so covered, in such event, Leap shall provide you with substantially equivalent coverage through other sources or will provide you with a lump sum payment in such amount that, after all taxes on that amount, shall be equal to the cost to the Company for such benefit coverage. The lump sum shall be determined on a present value basis using the interest rate provided in section



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1274(b)(2)(B) of the Code on the Date of Termination. At the termination of the benefits coverage under the second preceding sentence, you, your spouse and your dependents shall be entitled to continuation coverage pursuant to section 4980B of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended, and under any other applicable law, to the extent required by such laws, as if you had terminated employment with the Company on the date such benefits coverage terminates.

                (f) In the event that it shall be determined under this Section 5(f) that any payment or benefit to you or for your benefit or on your behalf (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or any other agreement, arrangement or plan with the Company or any Affiliate (as defined below) (including, without limitation, any payment under Section 3 of this Agreement) (individually, a "Payment" and collectively, the "Payments") would be subject to the excise tax imposed by section 4999 of the Code (the "Excise Tax"), then you shall be entitled to receive from Leap one or more additional payments (individually, a "Gross-Up Payment" and collectively, the "Gross-Up Payments") in an aggregate amount such that the net amount of the Payments and the Gross-Up Payments retained by you after the payment of all Excise Taxes (and any interest or penalties imposed with respect to such Excise Taxes) on the Payments and all federal, state and local income tax, employment tax and Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the Gross-Up Payments provided for in this Section 5(f), and taking into account any lost or reduced tax deductions on account of the Gross-Up Payments, shall be equal to the Payments. For purposes of this Section 5(f), an "Affiliate" shall mean any successor to all or substantially all of the business and/or assets of Leap, any person acquiring ownership or effective control of Leap or ownership of a substantial portion of the assets of the Company's assets, or any person whose relationship to Leap or such person is such as to require attribution under Section 318(a) of the Code.

                        (i) All determinations required to be made under this
        Section 5(f), including whether and when any Gross-Up Payment is required and the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determinations shall be made by the Accountants (as defined below) which shall provide you and Leap with detailed supporting calculations with respect to such Gross-Up Payment within fifteen (15) business days of the receipt of notice from you or Leap that there you have received or will receive a Payment. For the purposes of this Section 5(f), the "Accountants" shall mean Leap's independent certified public accountants serving immediately prior to the Change in Control. In the event that the Accountants are also serving as the accountants or auditors for the individual, entity or group effecting the Change in Control, you shall appoint another nationally recognized public accounting firm, reasonably acceptable to Leap, to make the determinations required hereunder (which accounting firm shall then be referred to as the Accountants hereunder). All fees and expenses of the Accountants shall be borne solely by Leap.

                        (ii) For the purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, such Payments will be treated as "parachute payments" within the meaning of section 280G of the



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        Code, and all "parachute payments" in excess of the "base amount" (as defined under section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Accountants, such Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4) of the Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax.

                        (iii) For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Gross-Up Payment is to be made and to pay any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of your adjusted gross income); and to have otherwise allowable deductions for Federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-Up Payment in your adjusted gross income. To the extent practicable, any Gross-Up Payment with respect to any Payment shall be paid by Leap at the time you are entitled to receive the Payment and in no event will any Gross-Up Payment be paid later than five days after the receipt by you of the Accountant's determination.

                        (iv) Any determination by the Accountants shall be binding upon Leap and you. As a result of uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that the Gross-Up Payment made will have been an amount less than Leap should have paid pursuant to this Section 5(f) (the "Underpayment"). In the event that Leap exhausts its remedies pursuant to Section 5(f)(vi) and you are required to make a payment of any Excise Tax, the Underpayment shall be promptly paid by Leap to or for your benefit; and

                        (v) You shall notify Leap in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Leap of the Gross-Up Payment. Such notification shall be given as soon as practicable after you are informed in writing of such claim and shall apprise Leap of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30-day period following the date on which you give such notice to Leap (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due). If Leap notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall: (A) give Leap any information reasonably requested by Leap relating to such claim; (B) take such action in connection with contesting such claim as Leap shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by



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        Leap; (C) cooperate with Leap in good faith in order to effectively contest such claim; and (D) permit Leap to participate in any proceedings relating to such claims; provided, however, that Leap shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify you for and hold you harmless from, on an after-tax basis, any Excise Tax or income or other taxes (including interest and penalties with respect thereto) imposed as a result of such representation and payment of all related costs and expenses.

                        (vi) Without limiting the foregoing provisions of this
        Section 5(f), Leap shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Leap shall determine; provided, however, that if Leap directs you to pay such claim and sue for a refund, Leap shall advance the amount of such payment to you, on an interest-free basis, and shall indemnify you for and hold you harmless from, on an after-tax basis, any Excise Tax or income or other taxes (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance (including as a result of any forgiveness by Leap of such advance); provided, further, that any extension of the statute of limitations relating to the payment of taxes for the taxable year of you with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Leap's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                        (vii) In any situation where under applicable law Leap has the power to indemnify (or advance expenses to) you in respect of any judgments, fines, settlements, loss, cost or expense (including attorneys' fees) of any nature related to or arising out of your activities as an agent, employee, officer or director of Leap or in any other capacity on behalf of or at the request of Leap, Leap shall promptly on written request, indemnify (and advance expenses to) you to the fullest extent permitted by applicable law, including but not limited to making such findings and determinations and taking any and all such actions as Leap may, under applicable law, be permitted to have the discretion to take so as to effectuate such indemnification or advancement. Such agreement by Leap shall not be deemed to impair any other obligation of Leap respecting your indemnification otherwise arising out of this or any other agreement or promise of Leap or under any statute.

                (g) The payments provided for in Section 5(a) shall be made promptly following the termination of your employment with the Company. The payments provided for in Sections 5(b), (c) and (f) shall be made not later than the tenth day following the date of which the General Release by you becomes irrevocable (or, if later, the tenth day following the date on which the Change in Control occurs); provided, however, that if the amounts of such payments cannot be finally determined on or before such day, Leap shall pay to you on such day an estimate, as determined in good faith by Leap, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by Leap to you, payable on the fifth day after demand by Leap (together with interest at the rate provided in section 1274(b)(2)(B) of the Code).

                (h) You shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise nor, except as provided in Section 5(e), shall the amount of any payment or benefit provided for in this Section 5 be reduced by any compensation or benefits earned by you as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amount claimed to be owed by you to Leap, or otherwise.

                6. Successors; Binding Agreement. Leap shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Leap to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Leap would be required to perform it if no such succession had taken place. Failure of Leap to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to terminate your employment and receive compensation from Leap in the same amount and on the same terms to which you would be entitled hereunder if you terminate your employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. Unless expressly provided otherwise, "Leap" as used herein shall mean Leap as defined in this Agreement and any successor to its business and/or assets as aforesaid. This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

                7. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to Leap shall be directed to the attention of the Board with a copy to the Secretary of Leap, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                8. Non-Compete, Confidentiality and Non-Solicitation Covenants. In consideration of the benefits to be provided to you under Sections 5(b), (c),
(d), (e) and (f) of this Agreement, and in order to protect the goodwill of Leap, you hereby agree to the following covenants.

                (a) Non-Compete. For a period of one year commencing on the Date of Termination, you shall not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, any profit or nonprofit business or organization which, directly or indirectly competes with, or in any way interferes with, the business of Leap or any of its affiliates in any region in which Leap is then operating or has firm plans to operate.

                (b) Confidentiality. For the period of three years commencing on the Date of Termination, you shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). You agree that, upon termination of your employment with Leap, all Confidential Information in your possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to Leap and shall not be retained by you or furnished to any third party, in any form except as provided herein; provided, however, that you shall not be obligated to treat as confidential, or return to Leap copies of any Confidential Information that (i) was publicly known at the time of disclosure to you, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to Leap by any person or entity, or (iii) is lawfully disclosed to you by a third party. As used in this Agreement, the term "Confidential Information" means: information disclosed to you or known by you as a consequence of or through your relationship with Leap, about the customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, of Leap and its affiliates.

                (c) Non-Solicitation. For the period commencing on the Date of Termination and terminating on the third anniversary thereof, you shall not, either on your own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or shareholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from Leap any of its officers or employees or offer employment to any person who, on or during the six (6) months immediately preceding the date of such solicitation or offer, is or was an officer or employee of Leap; provided, however, that a general advertisement to which an employee of Leap responds shall in no event be deemed to result in a breach of this Section 8(c).

                (d) Breach of Covenants. In the event that you breach any of the provisions of this Section 8, or threaten to do so, in addition to and without limiting or waiving any other remedies available to the Company in law or in equity, the Company shall be entitled to immediate injunctive relief in any court having the capacity to grant such relief, to restrain such breach or threatened breach and to enforce this Section 8. You acknowledge that it is impossible to measure in money the damages that the Company will sustain in the event that you breach or threaten to breach this Section 8 and, in the event that the Company institutes any action or proceeding to enforce this Section 8 seeking injunctive relief, you hereby waive and agree not to assert or use as a defense a claim or defense that the Company has an adequate remedy at law. Also, in addition to any other remedies available to the Company in law or in equity, in the event that you breach the provisions of this Section 8 in any material respect, you shall forfeit your right to further benefits under Sections 5(b),
(c), (d), (e) and (f) and you shall be obligated to repay to the Company the benefits that you have received under Sections 5(b), (c), (d), (e) and (f). If a court or arbitrator shall hold that the duration, scope or area restriction or other provision of this Section 8 is unreasonable under the circumstances now or then existing, the parties hereto agree that the maximum duration, scope or area restriction reasonable under the circumstances shall be substituted for the stated duration, scope or area restriction.

                9. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. You acknowledged that you have consulted with counsel (or have had a reasonable opportunity to consult with counsel) and are fully aware of your rights and obligations under this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. Any obligations of Leap under Sections 4 and 5 shall survive the expiration of the term of this Agreement. The section headings contained in this Agreement are for convenience only, and shall not affect the interpretation of this Agreement.

                10. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                12. Arbitration; Dispute Resolution, Etc.

                (a) Arbitration Procedure. Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by the American Arbitration Association ("AAA") in San Diego, California in accordance with its then existing National Rules for the Resolution of Employment Disputes. In the event of such an arbitration proceeding, you and Leap shall select a mutually acceptable neutral arbitrator from among the AAA panel of arbitrators. In the event you and Leap cannot agree on an arbitrator, the Administrator of AAA will appoint an arbitrator. Neither you nor Leap nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof. Leap shall pay all fees and expenses of the Arbitrator regardless of the result and shall provide all witnesses and evidence reasonably required by you to present your case. Leap shall pay to you all reasonable arbitration expenses and legal fees incurred by you as a result of a termination of your employment in seeking to obtain or enforce any right or benefit provided by this Agreement (whether or not you are successful in obtaining or enforcing such right or benefit). Such payments shall be made within five (5) days after your request for payment accompanied with such evidence of fees and expenses incurred as Leap reasonably may require.

                (b) Compensation during Dispute, Etc. Your benefits during any disagreement, dispute, controversy, claim, suit, action or proceeding (collectively, a "Dispute") arising out of or relating to this Agreement or the interpretation of this Agreement shall be as follows. If a Dispute as to whether you are entitled to the benefits provided under this Agreement, then, during the period of that Dispute, Leap shall pay you the amount specified in Section 5(a), fifty percent (50%) of the amount specified in Section 5(b), and Leap shall provide you with the other benefits provided in Sections 5(c), (d) and (e) of this Agreement, if, but only if, you agree in writing that if the Dispute is resolved against you, you shall promptly refund to Leap all payments and other amounts you receive under this Agreement to which you are found not to be entitled, plus interest at the rate provided in Section 1274(d) of the Code, compounded quarterly. If the Dispute is resolved in your favor, promptly after resolution of the Dispute, Leap shall pay you the benefits that were withheld during the period of the Dispute, plus interest at the rate provided in Section 1274(d) of the Code, compounded quarterly.

                (c) Legal Fees. Leap shall pay to you all legal fees and expenses incurred by you in connection with any Dispute arising out of or relating to this Agreement or the interpretation thereof (including, without limitation, all such fees and expenses, if any, incurred in contesting or disputing any termination of your employment or in seeking to obtain or enforce any right or benefit provided by this Agreement, or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder).

                13. At-Will Employment. Nothing in the foregoing diminishes or alters Leap's policy of at-will employment for all employees, where both Leap and you may terminate the employment relationship at any time and for any reason, with or without cause or notice.

                14. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein, including, without limitation, any prior severance agreements, is hereby terminated and cancelled. Any of your rights hereunder shall be in addition to any rights you may otherwise have under benefit plans or agreements of the Company to which you are a party or in which you are a participant, including, but not limited to, any Company sponsored employee benefit plans and stock options plans and your Awards. Provisions of this Agreement shall not in any way abrogate your rights under such other plans and agreements and your Awards, and your rights under this Agreement shall be in addition to your rights under such other plans and agreements and your Awards.

                If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to Leap the enclosed copy of this letter, which shall then constitute our agreement on this subject.

                                            Sincerely,

                                            LEAP WIRELESS INTERNATIONAL, INC.


                                            /s/ LEONARD C. STEPHENS

                                            Leonard C. Stephens
                                            Sr. Vice President, Human Resources


Accepted and Agreed to this 7th day of March, 2001.



/s/ DANIEL O. PEGG
------------------------------------
Daniel O. Pegg

                                                                       EXHIBIT A

                                 GENERAL RELEASE

        1. General Release of Claims. In consideration of the benefits under Sections 5(b), (c), (d), (e) and (f) of Change in Control Agreement (the "Agreement"), effective as of March 7, 2001, by and between Leap Wireless International, Inc. ("Leap") and Daniel O. Pegg ("Employee"), Employee does hereby for himself or herself and his or her spouse, beneficiaries, heirs, successors and assigns, release, acquit and forever discharge Leap and its stockholders, officers, directors, managers, employees, representatives, related entities, successors and assigns, and all persons acting by, through or in concert with them (the "Releasees") of and from any and all claims, actions, charges, complaints, causes of action, rights, demands, debts, damages, or accountings of whatever nature, except for criminal activity, known or unknown, which Employee may have against the Releasees based on any actions or events which occurred prior to the date of this General Release, including, but not limited to, those related to, or arising from, Employee's employment with Leap or the termination thereof, any claims under Title VII of the Civil Rights Act of 1964, the Federal Age Discrimination and Employment Act and the California Fair Employment and Housing Act, but excluding claims under the Agreement (collectively, "Claims"). This General Release shall not, however, constitute a waiver of any of Employee's rights under the Agreement or under any outstanding stock option granted to Employee, or under the terms of any employee benefit plan of Employer in which Employee is a participant.

        2. Release of Unknown Claims. In addition, Employee expressly waives all rights under Section 1542 of the Civil Code of the State of California, which reads as follows:

               A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIM FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

        3. Older Worker's Benefit Protection Act. Employee agrees and expressly acknowledges that this General Release includes a waiver and release of all claims which Employee has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Section 621, et seq. ("ADEA"). The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this General Release:

                        (a) That the Agreement and this General Release are written in a manner calculated to be understood by Employee.

                        (b) The waiver and release of claims under the ADEA contained in this General Release do not cover rights or claims that may arise after the date on which Employee signs this General Release.

                        (c) The Agreement provides for consideration in addition to anything of value to which Employee is already entitled.

                        (d) Employee is advised to consult an attorney before signing this General Release.

                        (e) Employee is afforded twenty-one (21) days (or, in the event that the termination of Employee's employment is in connection with an exit incentive or other employment termination program, forty-five (45) days) after Employee is provided with this General Release to decide whether or not to sign this General Release. If Employee executes this General Release prior to the expiration of such period, Employee does so voluntarily and after having had the opportunity to consult with an attorney.

                        (f) In the event that the termination of Employee's employment is in connection with an exit incentive or other employment termination program, Employee is provided with written information, calculated to be understood by the average individual eligible to participate, as to:

                                (i) any class, unit, or group of individuals
                covered by such program, any eligibility factors for such program, and any time limits applicable to such programs; and

                                (ii) the job titles and ages of all individuals
                eligible or selected for the program, and the ages of all individuals in the same job classification or organizational unit who are not eligible or not selected for the program.

                        (g) Employee will have the right to revoke this General Release within seven (7) days of signing this General Release. In the event this General Release is revoked, this General Release will be null and void in its entirety, and Employee will not receive the benefits described in Sections 5(b), (c), (d) (e) and (f) of the Agreement.

                        (h) If Employee wishes to revoke the General Release, Employee shall deliver written notice stating his intent to revoke this General Release to the President of Employer on or before the seventh
        (7th) day after the date hereof.

                4. No Assignment of Claims. Employee represents and warrants to the Releasees that there has been no assignment or other transfer of any interest in any Claim which Employee may have against the Releasees, or any of them, and Employee agrees to indemnify and hold the Releasees harmless from any liability, claims, demands, damages, costs, expenses and attorneys' fees incurred as a result of any person asserting any such assignment or transfer of any rights or Claims under any such assignment or transfer from such party.

                5. No Suits or Actions. Employee agrees that if he hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder, or in any manner asserts against the Releasees any of the Claims released hereunder, then he will pay to the Releasees against whom such suit or Claim is asserted, in addition to any other damages caused thereby, all attorneys' fees incurred by such Releasees in defending or otherwise responding to said suit or Claim.

                6. No Admission. Employee further understands and agrees that neither the payment of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees.

                                            EMPLOYEE



                                            ------------------------------------

                                            Date:
                                                 -------------------------------



                                       3